Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form 8‑K/A of Teleflex Incorporated of our report for Vascular Solutions, Inc. dated January 27, 2017, relating to the consolidated financial statements as of and for the year ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
May 3, 2017